November 14, 2001

Nicholas Family of Funds, Inc.
700 North Water Street, Suite 1010
Milwaukee, WI 53202

Gentlemen:

    We have acted as counsel to Nicholas Family of Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and an amendment thereto ("Registration Statement"), relating to the registration of the shares of common stock of the Nicholas Liberty Fund, a series thereof (the "Fund") under the Securities Act of 1933, as amended ("Common Stock of the Fund").

    We have reviewed the Articles of Incorporation and By-Laws of the Company and the Registration Statement; we also have examined such other corporate records, certified documents and other documents as we deem necessary for the purposes of this opinion and we have considered such questions of law as we believe to be involved. We have assumed without independent verification the genuineness of signatures and the conformity with originals of all documents submitted to us as copies. Based upon the foregoing, we are of the opinion that:

        1. The Company is validly incorporated under the laws of the State of Maryland, and has the corporate power to carry on its present business and is duly authorized to own its properties and conduct its business in those states where such authorization is presently required.

        2. The Company is authorized to issue up to five billion (5,000,000,000) shares of common stock, par value $0.001 per share, of which one hundred million (100,000,000) shares of Common Stock are allocated to the Fund.

        3. The shares of Common Stock of the Fund to be offered for sale pursuant to the Registration Statement have been duly authorized and, upon the effectiveness of Post-Effective Amendment No. 1 to the Registration Statement and compliance with applicable federal and state securities laws and regulations, when sold, issued (within the limits authorized under the Articles of Incorporation of the Company) and paid for as contemplated in the Registration Statement, such shares will have been validly and legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus comprising Part A and elsewhere in the Registration Statement.

Very truly yours,

MICHAEL BEST & FRIEDRICH LLP